Exhibit 5.1

C. Thomas Hopkins

+1 310 883 6417

thopkins@cooley.com

April 5, 2017

Everbridge, Inc.

25 Corporate Drive, Suite 400

Burlington, MA 01803

Ladies and Gentlemen:

We are counsel to Everbridge, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 252,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold by the Company (the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-216907), which was declared effective on April 5, 2017 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement, the Prior Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation, and Bylaws, as amended, as currently in effect, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1. The Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP

By:	/s/ C. Thomas Hopkins
C. Thomas Hopkins

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